FILED PURSUANT TO RULE 424(B)(3)
                                                REGISTRATION NO. 333-10635


                   SUPPLEMENT NO. 12 DATED SEPTEMBER 22, 1998
                      TO PROSPECTUS DATED NOVEMBER 19, 1996

                            (TO BE USED TOGETHER WITH
                    SUPPLEMENT NO. 11 DATED JULY 31, 1998 AND
                       PROSPECTUS DATED NOVEMBER 19, 1996)

                      APPLE RESIDENTIAL INCOME TRUST, INC.

          The following information supplements the Prospectus of Apple Residential Income Trust, Inc. dated November 19, 1996 and Supplement No. 11 dated July 31, 1998, and is part of such Prospectus. PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW EACH OF THE PROSPECTUS, SUPPLEMENT NO. 11 AND THIS SUPPLEMENT NO. 12.

                     TABLE OF CONTENTS TO SUPPLEMENT NO. 12


                                                                                          PAGE

                                                                                         -----
Status of the Offering ...............................................................    S-2
Recent Developments ..................................................................    S-2
Selected Financial Data ..............................................................    S-4
Management's Discussion and Analysis of Financial Condition and Results of Operations     S-5
Index to Financial Statements ........................................................    F-1

          The Prospectus and Supplements thereto contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements include, without limitation, statements as to anticipated renovations to Company properties and anticipated improvements in property operations from completed and planned property renovations, and the possible acquisition by Cornerstone Realty Income Trust, Inc. of Shares in the Company or the business or assets of the Company. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting the Company, the properties or Cornerstone Realty Income Trust, Inc., as the case may be, adverse changes in the real estate markets and general and local economic and business conditions. Investors should review the more detailed risks and uncertainties set forth under the caption "Risk Factors" in the Prospectus. Although the Company believes that the assumptions underlying the forward-looking statements contained in the Prospectus and the Supplements are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the forward-looking statements included in the Prospectus and Supplements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included in the Prospectus and the Supplements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such forward-looking statements or the objectives and plans of the Company will be achieved.

                             STATUS OF THE OFFERING

          As of September 15, 1998, the Company had closed the sale to investors of 2,084,444 Shares at $9 per Share, and 21,308,630 Shares at $10 per Share, representing aggregate gross proceeds to the Company of $231,846,301, and proceeds net of selling commissions and marketing expense allowance of
$209,037,641. These totals include 417,778 Shares purchased by Cornerstone Realty Income Trust, Inc. ("Cornerstone"), as described under "Developments Involving Cornerstone Realty Income Trust, Inc. -- Authorization for Additional Share Issuance" in Supplement No. 11.

                               RECENT DEVELOPMENTS

          PLANNED ADDITIONAL OFFERING. On September 22, 1998, the Company filed with the Securities and Exchange Commission a Registration Statement related to a proposed offer to the public of 5,000,000 additional Shares at $10 per Share (for an aggregate offering price of $50,000,000) (the "Additional Offering"). There is no assurance that the Registration Statement pertaining to the Additional Offering will be declared effective or that the Additional Offering will begin or terminate with any additional Shares being sold. The terms of distribution of, and intended use of proceeds from, the Additional Offering are substantially the same as those in this offering, except there is no minimum number of Shares that must be sold in the Additional Offering.

          EXTENSION REGARDING ADDITIONAL SHARE ISSUANCE. As described under "Developments Involving Cornerstone Realty Income Trust, Inc. -- Authorization for Additional Share Issuance," in Supplement No. 11, the Company has granted to Cornerstone an ongoing right to purchase Shares in the Company on the terms and for the price described therein. On September 17, 1998, the Company's Board of Directors decided to extend this right through the term of the Additional Offering on the same terms and conditions as previously authorized for the term of the current offering.

          AWARD AGREEMENT TO MR. KNIGHT. On September 17, 1998, the Company's Board of Directors authorized the Company to grant and issue to Glade M. Knight options to purchase certain Shares of the Company (the "Award Agreement"). This grant was made apart from the Incentive Plan by special action of the Board of Directors. The terms of the Award Agreement will provide Mr. Knight options to purchase 355,111 Shares (the "Award Options"), but only if and as Shares are sold in the Additional Offering. The Award Options will be issued in five equal parts, if, as and when there is sold in the Additional Offering $10 million, $20 million, $30 million, $40 million and $50 million, respectively (each a break point), in Shares. If the Additional Offering is terminated at any point other than one of the break points, there will be issued at the time of termination a pro rata portion of the Award Options corresponding to the sales in excess of the break point previously achieved.

          The Award Options are exercisable and transferable immediately upon receipt but may not be exercised after ten years from the date of grant. The Award Options may be exercised only so long as Mr. Knight is an executive officer of the Company; provided that if he ceases to be an executive officer of the Company other than by reason of disability or death at the time when he holds an Award Option that is exercisable, he may exercise any or all of such Award Options within 60 days after termination of such status. If Mr. Knight's employment is terminated either by reason of his disability or by reason of his death, at a time when he holds an Award Option that is exercisable, such Award Option may be exercised within 180 days after the date of disability or death. No Award Option will be exercisable by a person subject to Section 16(b) of the Exchange Act in a manner not permitted by that Act and the rules thereunder.

          The exercise price of the Award Options will be $10 per Share acquired; provided, however, that if a "Triggering Event" (as defined below) occurs, the exercise price will be $1.00 per Share. All of the Award Options will become immediately exercisable upon and for 180 days following the occurrence of a "Triggering Event." A Triggering Event means the occurrence of either of the following events: (1) substantially all of the Company's assets, stock or business is sold or otherwise transferred, whether through sale, exchange, merger, consolidation, lease, share exchange or otherwise, or (2) the Advisory Agreement between the Company and ARA (whether or not subject to a subcontract arrangement) is terminated or not renewed, and the Company ceases to use ARMG (whether or not subject to a sub-
contract arrangement) to provide substantially all of its property management services. These are the same events that permit the conversion of the Class B Convertible Shares into Common Shares. See "Principal and Management Stockholders" in the Prospectus.

          If a Triggering Event occurs, and the holder of the Award Options either elects not to, or fails to, exercise any exercisable Award Options within the 180-day period, then the Company will pay to the holder of the Award Options the difference between the exercise price and the value of the Shares that would be obtained upon exercise of the Award Options. If the exercise of the Award Options or the receipt of payment in lieu of such exercise subjects the holder of the Award Options to an additioanl penalty tax under section 4999 of the Code, the Company will pay to the Award Option holder an additional amount to put such holder in the same position in which the holder would have been if such penalty tax had not been imposed (but the holder will remain liable for the ordinary income taxes payable thereon).

          The exercise by Mr. Knight (or any other holders) of the Award Options following a Triggering Event will result in dilution of the Shareholders' interests. If all of the Common Shares covered by the Award Options were treated as owned by Mr. Knight, as of September 17, 1998, Mr. Knight would own approximately 1.54% of the Company's Shares.

          PAYMENT OF CERTAIN ACQUISITION FEES. Under the Property Acquisition/Disposition Agreement, Cornerstone acts as a real estate broker in connection with the Company's purchases and sales of properties and is generally entitled to a real estate commission equal to 2% of the gross purchase prices of the Company's properties, payable by the Company in connection with each purchase; provided that if indebtedness is assumed or incurred in connection with the acquisition, the acquisition fee that would have been payable with respect to the portion of the purchase price represented by such indebtedness shall not be payable until such time, if ever, that such indebtedness is repaid with the proceeds of this offering or other equity financing. On September 17, 1998, the Company's Board of Directors authorized the Company to agree to and enter into an amendment to the Property Acquisition/Disposition Agreement providing for the payment of the two percent (2%) fee on the indebtedness assumed by the Company in connection with the purchase of Pace's Point Apartments, Pepper Square Apartments, Emerald Oaks Apartments, Hayden's Crossing Apartments and Newport Apartments. Such amendment to the Property Acquisition/Disposition Agreement was in recognition and consideration of the special circumstances associated with such indebtedness (including that the indebtedness is not prepayable without penalty), and the special and extraordinary services rendered by Cornerstone in connection with the identification, review and closing on the acquisitions of such properties with the  assumption  of such  debt  (including  negotiations  with the  lenders  and obtaining the lenders' consent to such acquisitions, and proposing and effectuating the organization of special purpose subsidiaries of the Company to acquire and own such properties).

                             SELECTED FINANCIAL DATA

          The following table sets forth selected financial data for the Company and should be read in conjunction with the consolidated financial statements and related notes of the Company included elsewhere in the Prospectus and the Supplements.


                                                         AS OF OR FOR THE      AS OF OR FOR THE
                                                         SIX MONTH PERIOD         YEAR ENDED
                                                          ENDING JUNE 30,        DECEMBER 31,
                                                        ------------------ -------------------------
                                                               1998               1997         1996
                                                        ------------------ ----------------- -------
     OPERATING RESULTS
     Rental Income ....................................   $  11,035,129      $  12,005,968      --
     Net Income .......................................   $   4,436,460      $   3,499,194      --
     Distributions Declared and Paid ..................   $   4,876,491      $   3,249,098      --

     PER SHARE
     Net Income .......................................   $         .28      $         .54      --
     Distributions ....................................   $         .41      $         .60      --
     Distributions Representing Return of Capital .....   not available                  0%     --
     Weighted Average Shares Outstanding ..............      15,855,507          6,493,114

     BALANCE SHEET DATA
     Investment in Rental Property ....................   $ 138,831,383       $  89,634,348      --
     Total Assets .....................................   $ 181,959,019       $ 112,485,520    $100
     Shareholders' Equity .............................   $ 178,382,007       $ 109,340,555    $100
     Shares Outstanding ...............................      20,109,698          12,371,829      10

     OTHER DATA
       Cash Flows from:
       Operating Activities ...........................   $   5,904,337       $   7,075,025      --
       Investing Activities ...........................   $ (48,794,629)      $ (88,753,814)     --
       Financing Activities ...........................   $  64,604,992       $ 105,841,261      --
     Number of Communities Owned at Period-End ........              16                  11      --

     FUNDS FROM OPERATIONS CALCULATION
       Net Income .....................................   $   4,436,460        $  3,499,194      --
        Depreciation of Real Estate ...................   $   2,080,000        $  1,898,003      --
                                                         ---------------       -------------    ----
     Funds from Operations ............................   $   6,516,460        $  5,397,197      --


The Company was formed in 1996 and did not commence operations until January, 1997.

(a) "Funds from operations" is defined as income before gains (losses) on investments and extraordinary items (computed in accordance with generally accepted accounting principles) plus real estate depreciation and after adjustment for significant nonrecurring items, if any. This definition conforms to the recommendations set forth in a White Paper adopted by the National Association of Real Estate Investment Trusts (NAREIT). The Company considers funds from operations in evaluating property acquisitions and its operating performance, and believes that funds from operations should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company's operating performance and liquidity. Funds from operations, which may not be comparable to other similarly titled measures of other REITs, does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

          The following discussion is based upon the unaudited financial statements of the Company as of June 30, 1998 and the financial statements of the Company as of December 31, 1997. The information should be read in conjunction with the Company's financial statements and notes thereto and the pro forma financial statements and notes thereto of the Company included elsewhere in the Prospectus and the Supplements. The Company is operated and has elected to be treated as a REIT for federal income tax purposes.

FOR THE SIX MONTHS ENDED JUNE 30, 1998

RESULTS OF OPERATIONS

Income and occupancy

          Substantially all of the Company's income is from the rental operation of apartment communities. The Company's rental income for six months ended June 30, 1998 reflects the operations from the properties acquired before 1998 and from the 5 properties acquired in 1998 from their respective acquisition dates. Rental income for the first six months increased to $11,035,129 in 1998 from $3,978,434 in 1997. For the second quarter of 1998 rental income increased to $6,106,378 from $2,824,034 in 1997. The increase in rental income is primarily due to the 1997 acquisition operations, as well as the incremental effect of the 1998 acquisition operations.

          Rental income is expected to continue to increase from the impact of planned improvements which are being made in an effort to improve the properties' marketability, economic occupancies, and rental rates.

          Overall economic occupancy for the Company's properties was 92% and 94% at the three months ended and six months ended June 30, 1998 and 1997. Overall, the average rental rates for the portfolio increased 4% to $514 from $493 per month for the six months ended June 30, 1998 and 1997, respectively. For the second quarter of 1998 and 1997 average rental rates increased 14% to $530 from $464 per month, respectively. The increase is primarily due to rental increases combined with increases in average rental rates of properties acquired.

          The Company's other source of income is the investment of its cash and cash reserves. Interest income for the six months ended June 30, 1998 and 1997 was $821,796 and $88,541, respectively. For the second quarter of 1998 and 1997, interest income was $485,409 and $3,600, respectively. The increases are due to the Company's investment balance held in liquid money market investments pending use for acquisitions. The investment rate was 4.9% at June 30, 1998. It is anticipated the interest income will decrease with future acquisitions.

Expenses

          Total expenses for the first six months of 1998 increased to $7,394,634 from $2,519,247 in 1997. For the second quarter of 1998, total expenses increased to $4,101,715 from $1,840,334 for the same period in 1997. The increases are due largely to the increase in the number of apartments. The operating expense ratio (the ratio of rental expenses, excluding general and administrative, amortization and depreciation expense, to rental income) was 45% and 47% for the six months ended June 30, 1998 and 1997, respectively. For the second quarter of 1998 and 1997, the operating expense ratio was 44% and 50%, respectively. The decreases are primarily due to a full period of operation of the 1997 acquisitions and increased efficiencies associated with economies of scale.

          General and administrative expenses totaled 3.2% of total rental income for the six months ended June 30, 1998 and 4.6% for the same period in 1997. For the second quarter of 1998 and 1997, general and administrative expense totaled 3.2% and 3.9%, respectively, of total income. This percentage is expected to decrease as the Company's asset base and rental income grow. These expenses represent the administrative expenses of the Company as distinguished from the operations of the Company's properties.

          Depreciation expense for the six month period ended June 30 has increased to $2,080,000 in 1998 from $443,341 in 1997. For the second quarter of 1998 depreciation expense was $1,190,455 in 1998 and $305,526 for 1997. The increase is directly attributable to the acquisition of additional apartment communities in 1998 and 1997.

LIQUIDITY AND CAPITAL RESOURCES

Equity

          There was a significant change in the Company's liquidity during the six months ended June 30, 1998, as the Company continued to acquire properties. During the six months ended June 30, 1998, the Company closed the sale to investors of 7,737,869 shares representing gross proceeds to the Company of $77,378,698 and net proceeds after payment of brokerage fees and other offering-related costs of $69,461,483.

          Using proceeds from the sale of common shares, the Company acquired 1,400 apartment homes in five residential rental communities during first six months of 1998. The following is information on these five acquisitions:


                                                   APARTMENT
          PROPERTY NAME            DATE ACQUIRED     HOMES    PURCHASE PRICE       LOCATION
--------------------------------- --------------- ---------- ---------------- ------------------
Main Park Apartments ............ February 1998      192        $ 8,000,000   Duncanville, TX
Timberglen Apartments ........... February 1998      304         12,000,000   Dallas, TX
Copper Ridge Apartments ......... March 1998         200          4,525,000   Fort Worth, TX
Bitter Creek Apartments ......... May 1998           472         13,505,000   Grand Prairie, TX
Summer Tree Apartments .......... June 1998          232          5,700,000   Dallas, TX

Notes payable

          During July 1998, the Company purchased five properties through a combination of using proceeds from the offering and assumption of mortgage loans. The total of the mortgage loans assumed at acquisition was approximately $24.1 million (see Note 5 to the consolidated financial statements).

Cash and cash equivalents

          Cash and cash equivalents totaled $45,877,272 at June 30, 1998. During the first six months of 1998, the Company distributed $4,876,491 to its shareholders, of which $2,992,890 was reinvested in additional shares through the Additional Share Option. The reinvested funds netted the Company $2,693,601 after payment of brokerage fees. During the six months of 1998, the Company distributed $168,777 to Cornerstone on Shares that had been purchased by Cornerstone.

Capital requirements

          The Company has an ongoing capital expenditure commitment to fund its renovation program for recently acquired properties. In addition, the Company is always assessing potential acquisitions and intends to acquire additional properties during 1998. During July 1998, the Company purchased eight properties for approximately $60.6 million. The properties were purchased through a combination of using approximately $36.4 million in proceeds from the offering and assumption of mortgage loans totaling approximately $24.2 million. As of August 1, 1998, no material definitive commitments existed for the purchase of additional properties. The potential sources to fund the improvements and any additional acquisitions include additional equity, cash reserves, and debt provided by its line of credit.

          The Company capitalized $3.9 million of improvements to its various properties during the first six months of 1998. It is anticipated that some $11 million in additional capital improvements will be completed during the next year on the current portfolio, which are expected to be funded through cash reserves and dividend reinvestment.

          The Company has short-term cash flow needs in order to conduct the operation of its properties. The rental income generated from the properties supplies sufficient cash to provide for the payment of these operating expenses and distributions.

          Capital resources are expected to grow with the future sale of its Shares and the cash flow from operations. Approximately 55% of 1998's first and second quarter distributions, $2,693,601 (net of brokerage commissions), were reinvested in additional Shares. In general, the Company's liquidity and capital resources are expected to be adequate to meet its cash requirements in 1998.

FOR THE YEAR ENDED DECEMBER 31, 1997

RESULTS OF OPERATIONS

Income and Occupancy

          As operations of the Company commenced in January 1997, a comparison of the years ended December 31, 1996 and December 31, 1997 is not possible. The results of the Company's property operations for the year ended December 31, 1997 include the results of operations from the 11 properties acquired in 1997 from their respective acquisition dates. Substantially all of the Company's revenue is from the rental operation of its apartment communities. Rental income was $12,005,968 in 1997. Overall average economic occupancy was 93% in 1997. The average rental rate for the portfolio was $555 at December 31, 1997.

Expenses

          Total expenses were $8,271,066 in 1997. The operating expense ratio (the ratio of expenses, excluding depreciation, amortization, and general and administrative expenses, to rental income) was 50% in 1997. The Company contracts its property management to a third party (see Note 6 to the consolidated financial statements). General and administrative expenses totaled 3% of revenues in 1997. These expenses represent the administrative expenses of the Company as distinguished from the operations of the Company's properties. The percentage of general and administrative expenses is expected to decrease as the Company's operations grow. Depreciation of real estate was $1,898,003.

Interest and Investment

          The Company earned interest income of $222,676 in 1997 from the investment of its cash and cash reserves. The weighted-average interest rate earned on short-term investments was 4%. The Company incurred $458,384 of interest expense in 1997, associated with short-term borrowings under its line of credit to fund acquisitions. The weighted-average interest rate on the line of credit during 1997 was 7.8%.

LIQUIDITY AND CAPITAL RESOURCES

Equity

          There was a significant change in the Company's liquidity during the year ended December 31, 1997 as the Company commenced operations and thereafter continued to grow. During 1997, the Company sold 12,371,819 Shares to its investors (including 417,778 Shares purchased by Cornerstone Realty Income Trust, Inc. and 197,496 common shares sold through the Company's additional share option), bringing the total number of shares outstanding to 12,371,829. The total gross proceeds from the Shares sold were $121,633,733, which netted $109,090,359 to the Company after the payment of brokerage fees and other offering-related costs.

          Using proceeds from the sale of Shares and supplemented by short-term borrowings when necessary, the Company acquired 2,776 apartment units in 12 residential rental communities during 1997. Riverhill Apartments and Chaparosa Apartments are adjoining properties and are operated as one apartment community (subsequently renamed Remington Hills).

          During 1997, the Company made the following 12 acquisitions:


                                                       INITIAL           NUMBER          DATE
DESCRIPTION                        LOCATION        ACQUISITION COST     OF UNITS       ACQUIRED
----------------------------   ----------------   ------------------   ----------   --------------
Brookfield                     Dallas, TX             $ 5,458,485         232        January 1997
Eagle Crest                    Irving, TX              15,650,000         484        January 1997
Tahoe                          Arlington, TX            5,690,560         240        January 1997
Mill Crossing                  Arlington, TX            4,544,121         184       February 1997
Wildwood                       Euless, TX               3,963,519         120          March 1997
Toscana                        Dallas, TX               5,854,531         192          March 1997
Polo Run                       Arlington, TX            6,858,974         224          March 1997
The Arbors on Forest Ridge     Bedford, TX              7,748,907         210          April 1997
Pace's Cove                    Dallas, TX               9,277,355         328           June 1997
Chaparosa                      Irving, TX               5,825,000         170         August 1997
River Hill                     Irving, TX               7,275,000         192         August 1997
Copper Crossing                Fort Worth, TX           4,750,000         200       November 1997

Notes Payable

          The Company seeks to hold all of its properties on an unsecured basis. The Company obtained a $20 million unsecured line of credit with a commercial bank. The line expired on March 31, 1998. The line bore interest at LIBOR plus 200 basis points. The line of credit was used to fund acquisitions on a short-term basis and was sought to be repaid, generally within 60 days, with proceeds from the offering. The Company may use its $20 million unsecured line of credit to facilitate the timely acquisition of properties, if proceeds from the Company's "best efforts" offering are unavailable at the time of a proposed acquisition. It is anticipated that any borrowings will be curtailed through the sale of additional Shares, although there can be no assurance that such sales will be sufficient to repay such borrowings. If the future sale proceeds were insufficient, the Company could seek to extend the maturity date or pay the balance of the loan due from its rental operations or cash reserves.

          At year-end, there were no outstanding balances on the acquisition line of credit.

Cash and Cash Equivalents

          Cash and cash equivalents totaled $24,162,572 at December 31, 1997. During the year, the Company distributed $3,249,098 to its shareholders, of which $1,974,949 was reinvested in additional Shares under the terms of the Company's Additional Share Option. The reinvested funds netted the Company $1,777,454 after payment of brokerage fees. During the year, the Company distributed $168,364 to Cornerstone on shares that had been purchased by Cornerstone.

Capital Requirements

          The Company has an ongoing capital commitment to fund its renovation program for acquired properties. In addition, the Company expects to acquire new properties during the year. The Company anticipates that it will continue to operate as it did in 1997 and fund these cash needs from a variety of sources including equity, cash reserves, and debt provided by its line of credit.

          The Company continues to renovate its properties. In connection with these renovations, the Company capitalized improvements of $3.6 million in 1997. Approximately $5 million of additional capital improvements are budgeted for 1998 on the existing property portfolio which are expected to be funded through cash reserves and dividend reinvestment.

          The Company has short-term cash flow needs in order to conduct the operation of its properties. The rental income generated from the properties supplies ample cash to provide for the payment of these operating expenses and the payment of distributions to shareholders. The Company is operated as, and annually elects to be taxed as, a real estate investment trust under the Internal Revenue Code. As a result, the Company has no provision for taxes, and thus there is no effect on the Company's liquidity.

          Capital resources are expected to grow with the future sale of its shares and from cash flow from operations. Approximately 61% of all 1997 distributions were reinvested in additional common shares. In general, the Company's liquidity and capital resources are believed to be more than adequate to meet its cash requirements during 1998.

          The Company is expecting to continue with significant growth during 1998. The Company plans to have monthly equity closings in 1998, until the offering is fully funded, or until such time as the Company may opt to discontinue it. It is anticipated that the equity funds will be invested in additional apartment communities. Since year-end 1997, the Company purchased two additional apartment properties, using share sale proceeds, and is evaluating other potential acquisitions.

          In addition to shares sold in the public offering, as of December 31, 1997, Cornerstone owned 417,778 Shares of the Company at a cost of $3,760,000 which represents approximately 3% of the Company's Shares outstanding at December 31, 1997. These Shares are purchased outside of the above-referenced offering. In 1997, the Company granted Cornerstone a continuing right to own up to 9.8% of the Shares of Apple at the market price, net of selling commissions.

          The Company also has granted Cornerstone a "first right of refusal" to purchase the properties or business of Apple. Cornerstone has stated in its public filings its intent to make periodic evaluations on the feasibility of purchasing the Company.

IMPACT OF YEAR 2000

          Some computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system miscalculation causing disruptions of operations. The Company has completed an assessment of its programs and has begun to modify or replace portions of its software, so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The total Year 2000 project cost will be expensed as incurred and is not expected to have a material effect on the results of operations. This project is estimated to be completed by December 31, 1998, which is prior to any impact on the Company's systems.

IMPACT OF INFLATION

          The Company does not believe that inflation had any significant impact on the operation of the Company in 1997. Future inflation, if any, would likely cause increased operating expenses, but the Company believes that increases in expenses would be more than offset by increases in rental revenues. Continued inflation may also cause capital appreciation of the Company's properties over time, as rental rates and replacement costs increase.

                  INDEX TO FINANCIAL STATEMENTS OF THE COMPANY


                                                                                             PAGE
                                                                                             -----
COMPANY INTERIM FINANCIAL STATEMENTS (UNAUDITED)

  Consolidated Balance Sheets -- June 30, 1998 and December 31, 1997 ......................   F-2
  Consolidated Statements of Operations -- Three Months Ended June 30, 1998 and June 30,
    1997 and Six Months Ended June 30, 1998 and June 30, 1997 .............................   F-3
  Consolidated Statement of Shareholders' Equity -- Six Months Ended June 30, 1998 ........   F-4
  Consolidated Statements of Cash Flows -- Six Months Ended June 30, 1998 and June 30,
    1997 ..................................................................................   F-5
  Notes to Consolidated Financial Statements ..............................................   F-6
PRO FORMA FINANCIAL STATEMENTS
  Pro Forma Consolidated Statement of Operations for the Six Months Ending June 30, 1998
   (Unaudited) ...........................................................................    F-9
  Pro Forma Consolidated Balance Sheet as of June 30, 1998 (Unaudited) ....................   F-10


                      APPLE RESIDENTIAL INCOME TRUST, INC.
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)


                                                                          JUNE 30,         DECEMBER 31,
                                                                            1998               1997
                                                                      ----------------   ---------------

ASSETS
Investment in rental property
 Land .............................................................     $ 25,515,794      $ 15,396,823
 Building and property improvements ...............................      111,419,576        73,113,886
 Furniture and fixtures ...........................................        1,896,013         1,123,639
                                                                        ------------      ------------
                                                                         138,831,383        89,634,348

Less accumulated depreciation .....................................       (3,978,003)       (1,898,003)
                                                                        ------------      ------------
                                                                         134,853,380        87,736,345

Cash and cash equivalents .........................................       45,877,272        24,162,572
Prepaid expenses ..................................................           99,503           142,581
Other assets ......................................................        1,128,864           444,022
                                                                        ------------      ------------
   Total Assets ...................................................     $181,959,019      $112,485,520
                                                                        ============      ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable ..................................................     $  1,235,261      $    536,324
Accrued expenses ..................................................        1,710,253         2,143,888
Rents received in advance .........................................           42,745            70,051
Tenant security deposits ..........................................          588,753           394,702
                                                                        ------------      ------------
   Total Liabilities ..............................................        3,577,012         3,144,965

Shareholders' Equity
Common stock, no par value, authorized 50,000,000 shares; issued and outstanding
 20,109,698 shares and 12,371,829 shares, respec-
 tively ...........................................................      178,551,942       109,090,459
Class B convertible stock, no par value, authorized 200,000 shares;
 issued and outstanding 200,000 shares ............................           20,000            20,000
Receivable from officer-shareholder ...............................               --           (20,000)
Net income greater than distributions .............................         (189,935)          250,096
                                                                        ------------      ------------
   Total Shareholders' Equity .....................................      178,382,007       109,340,555
                                                                        ------------      ------------
   Total Liabilities and Shareholders' Equity .....................     $181,959,019      $112,485,520
                                                                        ============      ============


         See accompanying notes to consolidated financial statements.

                      APPLE RESIDENTIAL INCOME TRUST, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                         THREE MONTHS ENDED                SIX MONTHS ENDED
                                                   -----------------------------   ------------------------------
                                                       JUNE 30,        JUNE 30,        JUNE 30,         JUNE 30,
                                                         1998            1997            1998             1997
                                                    -------------   -------------   --------------   -------------

REVENUE:
 Rental income ..................................    $6,106,378      $2,824,034      $11,035,129      $3,978,434
EXPENSES:
 Property and maintenance .......................     1,634,846         808,237        2,871,674       1,100,889
 Taxes and insurance ............................       724,401         472,857        1,462,552         578,955
 Property management ............................       349,207         135,790          606,245         196,453
 General and administrative .....................       194,322         109,314          357,195         182,649
 Amortization expense ...........................         8,484           8,484           16,968          16,960
 Depreciation of rental property ................     1,190,455         305,652        2,080,000         443,341
                                                     ----------      ----------      -----------      ----------
   Total expenses ...............................     4,101,715       1,840,334        7,394,634       2,519,247
                                                     ----------      ----------      -----------      ----------
Income before interest income (expense) .........     2,004,663         983,700        3,640,495       1,459,187
 Interest income ................................       485,409           3,606          821,796          88,541
 Interest expense ...............................       (13,330)       (156,837)         (25,831)       (161,004)
                                                     ----------      ----------      -----------      ----------
Net income ......................................    $2,476,742      $  830,469      $ 4,436,460      $1,386,724
                                                     ==========      ==========      ===========      ==========
Basic and diluted earnings per common
 share ..........................................    $     0.14      $     0.15      $      0.28      $     0.31
                                                     ==========      ==========      ===========      ==========
Distributions per common share ..................    $     0.20      $     0.20      $      0.41      $     0.20
                                                     ==========      ==========      ===========      ==========

          See accompanying notes to consolidated financial statements

                      APPLE RESIDENTIAL INCOME TRUST, INC.
           CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (UNAUDITED)


                                                           CONVERTIBLE CLASS B
                                     COMMON STOCK                 STOCK            RECEIVABLE
                             ---------------------------- ----------------------      FROM       NET INCOME         TOTAL
                                NUMBER                       NUMBER                 OFFICER-    GREATER THAN    SHAREHOLDERS'
                               OF SHARES       AMOUNT      OF SHARES    AMOUNT    SHAREHOLDER   DISTRIBUTIONS      EQUITY
                             ------------ --------------- ----------- ---------- ------------- -------------- ----------------
Balance at December 31,
 1997 ......................  12,371,829   $109,090,459     200,000    $20,000     $ (20,000)   $    250,096    $109,340,555
Net proceeds from the sale
 of shares .................   7,438,580     66,767,882          --         --            --              --      66,767,882
Net income .................          --             --          --         --            --       4,436,460       4,436,460
Cash distributions declared
 to shareholders ($.41 per
 share) ....................          --             --          --         --            --      (4,876,491)     (4,876,491)
Payment from officer-
 shareholder ...............          --             --          --         --        20,000              --          20,000
Shares issued through Ad-
 ditional Share Option .....     299,289      2,693,601          --         --            --              --       2,693,601
                              ----------   ------------     -------    -------     ---------    ------------    ------------
Balance at June 30, 1998 ...  20,109,698   $178,551,942     200,000    $20,000     $      --    $   (189,935)   $178,382,007
                              ==========   ============     =======    =======     =========    ============    ============

          See accompanying notes to consolidated financial statments.

                      APPLE RESIDENTIAL INCOME TRUST, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                                                  SIX MONTHS ENDED
                                                                         -----------------------------------
                                                                             JUNE 30,           JUNE 30,
                                                                               1998               1997
                                                                         ----------------   ----------------
Cash flow from operating activities:
 Net income ..........................................................    $   4,436,460      $   1,386,724
 Adjustments to reconcile net income to net cash provided by operating activities
   Depreciation and amortization .....................................        2,096,968            460,301
   Amortization of deferred financing costs ..........................           25,831             16,668
   Changes in operating assets and liabilities:
    Prepaid expenses .................................................           43,078           (144,540)
    Other assets .....................................................         (727,641)          (235,148)
    Accounts payable .................................................          698,937            276,966
    Accrued expenses .................................................         (633,699)           644,150
    Rent received in advance .........................................          (27,306)             3,772
    Tenant security deposits .........................................           (8,291)            53,311
                                                                          -------------      -------------
      Net cash provided by operating activities ......................        5,904,337          2,462,204
Cash flow from investing activities:
 Acquisitions of rental property, net of liabilities assumed .........      (44,875,121)       (66,314,416)
 Capital improvements ................................................       (3,919,508)        (1,255,299)
                                                                          -------------      -------------
      Net cash used in investing activities ..........................      (48,794,629)       (67,569,715)
Cash flow from financing activities:
 Proceeds from short-term borrowings .................................               --         26,540,000
 Repayments of short-term borrowings .................................               --        (16,540,000)
 Payment from officer-shareholder ....................................           20,000                 --
 Net proceeds from issuance of shares ................................       69,461,483         56,720,606
 Cash distributions paid to shareholders .............................       (4,876,491)          (680,482)
                                                                          -------------      -------------
      Net cash provided by financing activities ......................       64,604,992         66,040,124
      Increase in cash and cash equivalents ..........................       21,714,700            932,613
Cash and cash equivalents, beginning of year .........................       24,162,572                 --
                                                                          -------------      -------------
Cash and cash equivalents, end of period .............................    $  45,877,272      $     932,613
                                                                          =============      =============

          See accompanying notes to consolidated financial statements.

                      APPLE RESIDENTIAL INCOME TRUST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                                  JUNE 30, 1998

NOTE 1 -- GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. These financial statements should be read in conjunction with the Company's December 31, 1997 Annual Report on Form 10-K.

All earnings per share amounts for all periods have been presented and where appropriate, restated to conform to the Statement 128 requirements.

Certain previously reported amounts have been reclassified to conform with the current financial statement presentation.

As of January 1, 1998, the Company adopted Statement 130, "Reporting Comprehensive Income." Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or shareholders' equity. The Company does not currently have any items of comprehensive income requiring separate reporting and disclosure.

The Company commenced operations in January 1997.

NOTE 2 -- INVESTMENT IN RENTAL PROPERTY

The Company purchased five properties located in the Dallas/ Fort Worth area of Texas for $43,730,000 during the six months ended June 30, 1998. The following is a summary of rental property acquired during the six months ended June 30, 1998:


                                            INITIAL             DATE OF
             DESCRIPTION                ACQUISITION COST      ACQUISITION
------------------------------------   ------------------   ---------------
Main Park ..........................       $ 8,000,000      February, 1998
Timberglen .........................        12,000,000      February, 1998
Copper Ridge .......................         4,525,000      March, 1998
Silver Brook (formerly Bitter Creek)        13,505,000      May, 1998
Summer Tree ........................         5,700,000      June, 1998

NOTE  3 -- RELATED PARTIES

Prior to March 1, 1997, the Company had contracted with Apple Residential Management Group, Inc. (the "Management Company") to manage the acquired properties, Apple Residential Advisors, Inc. (the "Advisor") to advise and provide the Company with day to day management, and Apple Realty Group, Inc. to acquire and dispose of real estate assets held by the Company. The Company paid the Management Company a management fee equal to 5% of rental income plus reimbursement of certain expenses in the amount of $52,375. The Company paid the Advisor a fee equal to .25% of total contributions received by the Company in the amount of $14,894. The Company paid Apple Realty Group, Inc. a fee of 2% of the purchase price of the acquired properties in the amount of $624,382.

                      APPLE RESIDENTIAL INCOME TRUST, INC.
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) - (CONTINUED )

Effective March 1, 1997, with the approval of the Company, Cornerstone Realty Income Trust Inc. ("Cornerstone"), for which Glade M. Knight (Chief Executive Officer and Chairman of the Board of the Company) also serves as Chief Executive Officer and Chairman, entered into subcontract agreements with the Management Company and Advisor whereby Cornerstone will provide advisory and property management services to the Company in exchange for fees and expense reimbursement per the same terms described above. For the six months ended June 30, 1998, the Company paid Cornerstone $817,954 under the agreements and $84,000 for certain reimbursable items.

During 1997, with the consent of the Company, Cornerstone acquired all the assets of Apple Realty Group, Inc. The sole material asset of the company was the acquisition/disposition agreement with the Company. Cornerstone paid $350,000 in cash and issued 150,000 common shares (valued at $11 per common share for a total of $1,650,000) in exchange for the assignment of the rights to the acquisition/ disposition agreement. Cornerstone is entitled, under the terms of the property acquisition/disposition agreement, to a real estate commission equal to 2% of the gross purchase price of the Company's properties plus reimbursement of certain expenses to the extent proceeds from the Company's equity offering are used to purchase the property. For the six months ended June 30, 1998, the Company paid Cornerstone approximately $874,600 under the agreement and $12,500 for expense reimbursement.

During the first quarter of 1997, the Company granted Cornerstone a continuing right to acquire up to 9.8% of the common shares of the Company at the market price, net of selling commissions, extending through the end of the Company's initial public offering of its shares. In April 1997, Cornerstone purchased
417,778 common shares of the Company at $9 per share for approximately $3.76 million. Cornerstone owns approximately 2% of the total common shares of the Company outstanding as of June 30, 1998. Cornerstone intends to make periodic evaluations of the advisability of purchasing additional common shares of the Company and may make such purchases, if such purchases are deemed by the Cornerstone board of directors to be in the best interests of Cornerstone and its shareholders.

NOTE 4 -- EARNINGS PER COMMON SHARE

The following table sets forth the computation of basic and diluted earnings per common share:


                                                     THREE MONTHS     SIX MONTHS    THREE MONTHS     SIX MONTHS
                                                         ENDED          ENDED           ENDED          ENDED
                                                        6/30/98        6/30/98         6/30/97        6/30/97
                                                    -------------- --------------- -------------- ---------------
Numerator:
 Net income .......................................  $  2,476,742   $  4,436,460    $   830,469     $ 1,386,724
 Numerator for basic and diluted earnings .........     2,476,742      4,436,460        830,469       1,386,724
Denominator:
 Denominator for basic earnings per share-
   weighted- average shares .......................    17,828,897     15,855,507      5,458,096       4,430,927
Effect of dilutive securities:
 Stock options ....................................            --             --             --              --
                                                     ------------   ------------    -----------     -----------
 Denominator for diluted earnings per share-
   adjusted weighted- average shares and as-
   sumed conversions ..............................    17,828,897     15,855,507      5,458,096       4,430,927
                                                     ------------   ------------    -----------     -----------
 Basic and diluted earnings per common share .       $        .14   $       0.28    $       .15     $      0.31
                                                     ------------   ------------    -----------     -----------


                      APPLE RESIDENTIAL INCOME TRUST, INC.
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) - (CONTINUED )

NOTE 5 -- SUBSEQUENT EVENTS

During July 1998, the Company distributed to its shareholders approximately $3,581,284 (20.5 cents per share) of which approximately $2,238,677 was reinvested in the purchase of additional shares through the Additional Share Option. During July 1998, the Company also closed the sale to investors of 1,440,433 shares at $10 per share representing net proceeds to the Company after payment of brokerage fees of $12,963,897.

          During July 1998, the Company purchased the following eight apartment communities:


                                                                                CONTRACTUAL
                                        PURCHASE                    MATURITY     INTEREST
        PROPERTY NAME         UNITS      PRICE      DEBT ASSUMED      DATE         RATE          LOCATION
---------------------------- ------- ------------- -------------- ------------ ------------ ------------------
Park Village ...............  238     $ 7,000,000            --           --          --    Bedford, TX
Cottonwood Crossing ........  200       5,700,000            --           --          --    Arlington, TX
Pace's Point ...............  300      11,405,000    $7,713,617     7-1-2003       8.555%   Lewisville, TX
Pepper Square...............  144       5,205,000     3,643,424     7-1-2006       8.575    North Dallas, TX
Emerald Oaks ...............  250      10,930,000     6,685,706     4-1-2007       6.75     Grapevine, TX
Hayden's Crossing ..........  170       4,705,000     3,072,399     4-1-2004       6.47     Grand Prairie, TX
Newport ....................  200       6,330,000     3,043,873    12-1-2005       6.675    Austin, TX
Estrada Oaks ...............  248       9,350,000            --           --          --    Irving, TX

Park Village Apartments, Cottonwood Crossing Apartments, and Estrada Oaks Apartments were purchased with proceeds from the equity offering. The remaining properties were purchased through a combination of proceeds from the equity offering and assumption of mortgage loans. The total of the mortgage loans assumed at acquisition was $24,159,019.

NOTE 6 -- ACQUISITIONS (UNAUDITED)

The following unaudited pro forma information for the six months ended June 30, 1998 and 1997 assumes the property acquisitions made during the first six months of 1998 and all of 1997 were made by the Company on January 1 of the respective year and is presented as if (a) the Company had qualified as a REIT, distributed at least 95% of its taxable income and, therefore incurred no federal income tax expense during the period, and (b) the Company had used proceeds from its best efforts offering to acquire the properties. The pro forma information does not purport to represent what the Company's results of operations would actually have been if such transactions, in fact, had occurred on January 1 of the respective year, nor does it purport to represent the results of operations for future periods.


                                    SIX MONTHS         SIX MONTHS
                                       ENDED              ENDED
                                      6/30/98            6/30/97
                                 ----------------   ----------------
Rental income ................     $ 12,930,805       $ 12,808,170
Net income ...................     $  4,968,966       $  3,927,518
Net Income Per Share .........     $        .27       $        .26

The pro forma information reflects adjustments for the actual rental income and rental expenses of the 5 acquisitions made in 1998 and the 12 acquisitions made in 1997 for the respective periods in 1998 and 1997 prior to their acquisition by the Company. Net income has been adjusted as follows: (1) property management and advisory expenses have been adjusted based on the Company's contractual arrangements of 5% of revenues from rental income plus reimbursement of certain monthly expenses estimated to be $2.50 per unit; (2) advisory expenses have been adjusted based on the Company's contractual arrangement of .25% of annual gross proceeds of common stock raised; (3) depreciation has been adjusted based on the Company's allocation of purchase price to buildings over an estimated useful life of 27.5 years; and (4) weighted average number of shares has been adjusted assuming the properties were acquired with net proceeds from the Company's "best efforts" offering of $10 per share (net $8.70 per share).

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDING JUNE 30, 1998 (UNAUDITED)

The Unaudited Pro Forma Consolidated Statement of Operations for the six month period ended June 30, 1998 is presented as if the five property acquisitions prior to June 30, 1998, and the eight property acquisitions after June 30, 1998, had occurred on January 1, 1998. The Unaudited Pro Forma Consolidated Statement of Operations assumes the Company qualifying as a REIT, distributing at least 95% of its taxable income, and, therefore, incurring no federal income tax liability for the period presented. In the opinion of management, all adjustments necessary to reflect the effects of these transactions have been made.

The Unaudited Pro Forma Consolidated Statement of Operations is presented for comparative purposes only and is not necessarily indicative of what the actual results of the Company would have been for the three month period ended June 30, 1998 if the acquisitions had occurred at the beginning of the period presented, nor does it purport to be indicative of the results of operations in future periods. The Unaudited Pro Forma Consolidated Statement of Operations should be read in conjunction with, and is qualified in its entirety by, the Company's respective historical financial statements and notes thereto.


                                                                                 COPPER        SILVER
                                     HISTORICAL     MAIN PARK     TIMBERGLEN      RIDGE         BROOK
                                    STATEMENT OF    PRO FORMA     PRO FORMA     PRO FORMA     PRO FORMA
                                     OPERATIONS    ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS
                                   -------------- ------------- ------------- ------------- -------------
        DATE OF ACQUISITION              --           2/4/98       2/13/98       3/31/98        5/8/98
---------------------------------- -------------- ------------- ------------- ------------- -------------
Rental income ....................  $11,035,129     $ 122,458     $ 162,912     $ 228,612     $ 876,661
Rental expenses:
 Property and maintenance ........    2,871,674        44,674        39,814       147,405       308,738
 Taxes and insurance .............    1,462,552        18,797        21,513        29,927        98,600
 Property management .............      606,245            --            --            --            --
 General and administrative.......      357,195            --            --            --            --
 Amortization ....................       16,968            --            --            --            --
 Depreciation of rental
 property ........................    2,080,000            --            --            --            --
                                    -----------     ---------     ---------     ---------     ---------
Total expenses ...................    7,394,634        63,471        61,327       177,332       407,338
Income before interest income
 (expense) .......................    3,640,495        58,987       101,585        51,280       469,323
Interest income ..................      821,796            --            --            --            --
Interest expense .................      (25,831)           --            --            --            --
                                    -----------     ---------     ---------     ---------     ---------
Net income .......................  $ 4,436,460     $  58,987     $ 101,585     $  51,280     $ 469,323
Basic and diluted earnings per
 common share ....................  $      0.28
                                    ===========
Wgt. avg. number of common
 shares outstanding ..............   15,855,507
                                    ===========



                                       SUMMER         PARK                      HAYDEN'S      PACE'S        PEPPER
                                        TREE        VILLAGE      COTTONWOOD     CROSSING      POINT         SQUARE
                                     PRO FORMA     PRO FORMA     PRO FORMA     PRO FORMA     PRO FORMA     PRO FORMA
                                    ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS
                                   ------------- ------------- ------------- ------------- ------------- -------------
        DATE OF ACQUISITION            6/1/98        7/1/98        7/9/98       7/24/98       7/17/98       7/17/98
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
Rental income ....................   $ 505,033     $ 641,049     $ 565,147     $ 460,260    $ 1,000,605    $ 457,737
Rental expenses:
 Property and maintenance ........     202,428       224,466       216,861       161,491        299,492      133,809
 Taxes and insurance .............      63,114        79,850        74,067        52,765        122,674       65,093
 Property management .............          --            --            --            --             --           --
 General and administrative.......          --            --            --            --             --           --
 Amortization ....................          --            --            --            --             --           --
 Depreciation of rental
 property ........................          --            --            --            --             --           --
                                     ---------     ---------     ---------     ---------    -----------    ---------
Total expenses ...................     265,542       304,316       290,928       214,256        422,166      198,902
Income before interest income
 (expense) .......................     239,491       336,733       274,219       246,004        578,439      258,835
Interest income ..................          --            --            --            --             --           --
Interest expense .................          --            --            --            --             --           --
                                     ---------     ---------     ---------     ---------    -----------    ---------
Net income .......................   $ 239,491     $ 336,733     $ 274,219     $ 246,004    $   578,439    $ 258,835
Basic and diluted earnings per
 common share ....................
Wgt. avg. number of common
 shares outstanding ..............


                                                    EMERALD
                                      NEWPORT         OAKS        ESTRADA
                                     PRO FORMA     PRO FORMA     PRO FORMA         PRO FORMA           TOTAL
                                    ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS       ADJUSTMENTS        PRO FORMA
                                   ------------- ------------- ------------- -------------------- --------------
        DATE OF ACQUISITION           7/24/98       7/24/98       7/27/98             --                --
---------------------------------- ------------- ------------- ------------- -------------------- --------------
Rental income ....................   $ 588,781     $ 896,967     $ 825,195                --       $18,366,546
Rental expenses:
 Property and maintenance ........     201,524       244,173       241,383                --         5,337,932
 Taxes and insurance .............      94,179       114,785       107,015                --         2,404,931
 Property management .............          --            --            --       $   403,181 (A)     1,009,426
 General and administrative.......          --            --            --            71,164 (B)       428,359
 Amortization ....................          --            --            --                --            16,968
 Depreciation of rental
 property ........................          --            --            --         1,214,034 (C)     3,294,034
                                     ---------     ---------     ---------       -----------       -----------
Total expenses ...................     295,703       358,958       348,398         1,688,379        12,491,650
Income before interest income
 (expense) .......................     293,078       538,009       476,797        (1,688,379)        5,874,896
Interest income ..................          --            --            --          (750,000)(D)        71,796
Interest expense .................          --            --            --          (912,786)(E)      (938,617)
                                     ---------     ---------     ---------       -----------       -----------
Net income .......................   $ 293,078     $ 538,009     $ 476,797      ($ 3,351,165)      $ 5,008,075
Basic and diluted earnings per
 common share ....................                                                                 $      0.26
                                                                                                   ===========
Wgt. avg. number of common
 shares outstanding ..............                                                 3,089,213 (F)    18,944,720
                                                                                 ===========       ===========

------
(A) Represents the property management fees of 5% of rental income and processing costs equal to $2.50 per apartment per month charged by the external management company for the period not owned by the Company.

(B) Represents the advisory fee of .25% of accumulated capital contributions under the "best efforts" offering for the period of time not owned by the Company.

(C) Represents the depreciation expense of the properties acquired based on the purchase price, excluding amounts allocated to land, for the period of time not owned by the Company. The weighted average life of the property depreciated was 27.5 years.

(D)Represents the reduction of interest to use of cash ($30 million) used to purchase properties based on the Company's actual investment rate of 5%.

(E) Represents the interest expense for 5 of the 13 properties for the period in which the properties were not owned for the three months period ended March 31, 1998, interest was computed based on interest rates of the debt assumed in effect at the time of acquisition.

(F) Represents additional common shares, after consideration of cash, assuming the properties were acquired on January 1, 1998 with the net proceeds from the "best efforts" offering of $10 per share (net $8.70 per share) (Also see note D).

PRO FORMA CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 1998 (UNAUDITED)

The accompanying Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 1998 is presented as if the Company had owned the properties included in the table below as of June 30, 1998. In the opinion of management all adjustments necessary to reflect the effects of the Offering have been made.

The Unaudited Pro Forma Consolidated Balance Sheet is presented for comparative purposes only and is not necessarily indicative of what the actual financial position of the Company would have been at June 30, 1998, nor does it purport to represent the future financial position of the Company. This Unaudited Pro Forma Consolidated Balance Sheet should be read in conjunction with, and is qualified in its entirety by, the Company's respective historical financial statements and notes thereto.


                                                                      PARK                           HAYDEN'S
                                                   HISTORICAL        VILLAGE        COTTONWOOD       CROSSING
                                                     BALANCE        PRO FORMA       PRO FORMA       PRO FORMA
                                                      SHEET        ADJUSTMENTS     ADJUSTMENTS     ADJUSTMENTS
                                                ---------------- --------------- --------------- ---------------
              DATE OF ACQUISITION                                     7/1/98          7/9/98         7/24/98
-----------------------------------------------                  --------------- --------------- ---------------

ASSETS
Investment in rental property
 Land .........................................   $ 25,515,794    $     856,800   $     465,120   $   1,042,283
 Building and improvements ....................    111,419,576        6,283,200       5,348,880       3,695,369
 Furniture and fixtures .......................      1,896,013               --              --              --
                                                  ------------    -------------   -------------   -------------
                                                   138,831,383        7,140,000       5,814,000       4,737,652
 Less accumulated depreciation ................     (3,978,003)              --              --              --
                                                  ------------    -------------   -------------   -------------
                                                   134,853,380        7,140,000       5,814,000       4,737,652
 Cash and cash equivalents ....................     45,877,272       (7,140,000)     (5,814,000)     (1,665,253)
 Prepaid expenses .............................         99,503               --              --              --
 Other assets .................................      1,128,864               --              --              --
                                                  ------------    -------------   -------------   -------------
                                                    47,105,639       (7,140,000)     (5,814,000)     (1,665,253)
                                                  ------------    -------------   -------------   -------------
Total Assets ..................................   $181,959,019    $          --   $          --   $   3,072,399
                                                  ============    =============   =============   =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
 Mortgage notes payable .......................             --               --              --   $   3,072,399
 Accounts payable .............................   $  1,235,261               --              --              --
 Accrued expenses .............................      1,710,253               --              --              --
 Rents received in advance ....................         42,745               --              --              --
 Tenant security deposits .....................        588,753               --              --              --
                                                  ------------    -------------   -------------   -------------
                                                     3,577,012               --              --       3,072,399
Shareholders' equity
 Common stock .................................    178,551,942               --              --              --
 Class B convertible stock ....................         20,000               --              --              --
 Receivable from officer-shareholder ..........             --               --              --              --
 Distributions greater than net income.........       (189,935)              --              --              --
                                                  ------------    -------------   -------------   -------------
                                                   178,382,007               --              --              --
                                                  ============    =============   =============   =============
Total Liabilities and Shareholders' Equity.....   $181,959,019    $          --   $          --   $   3,072,399
                                                  ============    =============   =============   =============




                                                     PACE'S          PEPPER                         EMERALD
                                                     POINT           SQUARE         NEWPORT           OAKS          ESTRADA
                                                   PRO FORMA       PRO FORMA       PRO FORMA       PRO FORMA       PRO FORMA
                                                  ADJUSTMENTS     ADJUSTMENTS     ADJUSTMENTS     ADJUSTMENTS     ADJUSTMENTS
                                                --------------- --------------- --------------- --------------- ---------------
              DATE OF ACQUISITION                   7/17/98         7/17/98         7/24/98         7/24/98         7/27/98

----------------------------------------------- --------------- --------------- --------------- --------------- ---------------

ASSETS
Investment in rental property
 Land .........................................  $   1,951,401   $   1,675,594   $     511,658   $     881,191   $   1,812,030
 Building and improvements ....................      9,527,427       3,560,637       5,884,065      10,133,695       7,724,970
 Furniture and fixtures .......................             --              --              --              --              --
                                                 -------------   -------------   -------------   -------------   -------------
                                                    11,478,828       5,236,231       6,395,723      11,014,886       9,537,000
 Less accumulated depreciation ................             --              --              --              --              --
                                                 -------------   -------------   -------------   -------------   -------------
                                                    11,478,828       5,236,231       6,395,723      11,014,886       9,537,000
 Cash and cash equivalents ....................     (3,765,211)     (1,592,808)     (3,351,850)     (4,329,180)     (9,537,000)
 Prepaid expenses .............................             --              --              --              --              --
 Other assets .................................             --              --              --              --              --
                                                 -------------   -------------   -------------   -------------   -------------
                                                    (3,765,211)     (1,592,808)     (3,351,850)     (4,329,180)     (9,537,000)
                                                 -------------   -------------   -------------   -------------   -------------
Total Assets ..................................  $   7,713,617   $   3,643,423   $   3,043,873   $   6,685,706   $          --
                                                 =============   =============   =============   =============   =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
 Mortgage notes payable .......................  $   7,713,617   $   3,643,423   $   3,043,873   $   6,685,706              --
 Accounts payable .............................             --              --              --              --              --
 Accrued expenses .............................             --              --              --              --              --
 Rents received in advance ....................             --              --              --              --              --
 Tenant security deposits .....................             --              --              --              --              --
                                                 -------------   -------------   -------------   -------------   -------------
                                                     7,713,617       3,643,423       3,043,873       6,685,706              --
Shareholders' equity
 Common stock .................................             --              --              --              --               0
 Class B convertible stock ....................             --              --              --              --              --
 Receivable from officer-shareholder ..........             --              --              --              --              --
 Distributions greater than net income.........             --              --              --              --              --
                                                 -------------   -------------   -------------   -------------   -------------
                                                            --              --              --              --              --
                                                 =============   =============   =============   =============   =============
Total Liabilities and Shareholders' Equity.....  $   7,713,617   $   3,643,423   $   3,043,873   $   6,685,706   $          --
                                                 =============   =============   =============   =============   =============



                                                      TOTAL
                                                    PRO FORMA
                                                ----------------
              DATE OF ACQUISITION
-----------------------------------------------

ASSETS
Investment in rental property
 Land .........................................   $ 34,711,871
 Building and improvements ....................    163,577,819
 Furniture and fixtures .......................      1,896,013
                                                  ------------
                                                   200,185,703

 Less accumulated depreciation ................     (3,978,003)
                                                  ------------
                                                   196,207,700

 Cash and cash equivalents ....................      8,681,970
 Prepaid expenses .............................         99,503
 Other assets .................................      1,128,864
                                                  ------------
                                                     9,910,337

                                                  ------------
Total Assets ..................................   $206,118,037
                                                  ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
 Mortgage notes payable .......................   $ 24,159,018
 Accounts payable .............................      1,235,261
 Accrued expenses .............................      1,710,253
 Rents received in advance ....................         42,745
 Tenant security deposits .....................        588,753
                                                  ------------
                                                    27,736,030
Shareholders' equity
 Common stock .................................    178,551,942
 Class B convertible stock ....................         20,000
 Receivable from officer-shareholder ..........             --
 Distributions greater than net income.........       (189,935)
                                                  ------------
                                                   178,382,007
                                                  ============
Total Liabilities and Shareholders' Equity.....   $206,118,037
                                                  ============

NOTES TO PRO FORMA BALANCE SHEET

Pro Forma adjustments represent the purchase price of the related property , including the 2% acquisition fee to Cornerstone Realty Income Trust, Inc. allocated between land and building. Adjustments to cash reflect the use of net proceeds from sales of common stock from the Company's continuous offering to purchase properties. Adjustments to mortgage notes payable reflect the amounts assumed on five property acquisitions.



                                      F-10